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
                                                                                                     Exhibit 12

                                              ALLIED WASTE INDUSTRIES, INC.
                                           RATIO OF EARNINGS TO FIXED CHARGES
                                            (in thousands except for ratios)



                                                    1994              1995              1996             1997              1998
                                                    ----              ----              ----             ----              ----
Fixed Charges:
  Interest expensed ........................   $     13,958      $     20,443      $     21,347     $    108,045      $     88,431
  Interest capitalized .....................          3,517            11,088            13,451           37,568            67,499
                                               ------------      ------------      ------------     ------------      ------------
      Total interest expense ...............         17,475            31,531            34,798          145,613           155,930
  Interest component of
    rent expense............................            527             1,936             3,061            4,014             4,576

  Amortization of debt
    issuance costs..........................            869               359               877            3,866             3,908
                                               ------------      ------------      ------------     ------------      ------------

      Total fixed charges...................   $     18,871      $     33,826      $     38,736     $    153,493      $    164,414
                                               ============      ============      ============     ============      ============


Earnings:
  Income (loss) from continuing
       operations before income taxes ......        (1,944)            40,120          (52,068)          117,524          (54,478)
  Plus fixed charges .......................         18,871            33,826            38,736          153,493           164,414
  Less interest capitalized ................        (3,517)          (11,088)          (13,451)         (37,568)          (67,499)
                                               ------------      ------------      ------------     ------------      ------------
        Total earnings .....................   $     13,410      $     62,858      $   (26,783)     $    233,449      $     42,437
                                               ============      ============      ============     ============      ============

Ratio of earnings to fixed charges                        *              1.9X                **             1.5X               ***
                                               ============      ============      ============     ============      ============
--------------------------------

* Earnings were  inadequate  to cover fixed charges by $5,461.
** Earnings were inadequate  to cover fixed  charges by $65,519
*** Earnings  were  inadequate to cover fixed charges by $121,977.

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